Exhibit 10.1

March 2, 2006

Mr. Gregory E. Hyland

8315 Bar Harbor Lane

Charlotte, NC 28210

Dear Greg,

We are amending your offer letter dated September 9, 2005 as follows:

In place of paragraph 2,

“You and your spouse do not need to relocate to Tampa, Florida.  Once the location of the new Mueller Water Products, Inc. headquarters is established, you and your spouse will relocate to the new location within 120 days of the corporate office becoming operational.”

In place of the first sentence of the final bullet point in paragraph 4(g):

“The Company will reimburse you for all out of pocket costs of your relocation to the area where the new Mueller Water Products, Inc. headquarters is established (the “New Headquarters Area”), including moving of household effects, temporary living expenses in Tampa and the New Headquarters Area for up to 120 days after the new corporate office becomes operational, reasonable house hunting expenses for you and your spouse, transportation of your family to the New Headquarters Area, closing costs on the sale of your home in North Carolina, and costs associated with the purchase of another home in the New Headquarters Area, and if you choose, within 60 days of receiving an offer from the Company based upon appraisals, use of the Company’s third party relocation service to sell your home in North Carolina.”

In place of paragraph 7,

“The Company desires to have you, as chief executive of the Company, make a meaningful investment in the Company.  In this regard, as soon as practicable, but within the next 12 months (until September 9, 2006) you shall invest at least $150,000 in Walter Industries, Inc. or Mueller Water Products, Inc. common stock.  This investment should be made in consultation with the Company’s General Counsel in order to avoid any concerns regarding insider information concerning the Company and its businesses.”

A new paragraph 15 is added as follows:

“15.  You agree that Walter Industries, Inc. may assign this agreement to Mueller Water Products, Inc. or its successor, effective upon the spin off of Mueller Water Products, Inc. from Walter Industries.”

If you are in agreement, please sign and return one copy of this letter and retain one for your records.

Very truly yours,

/s/ Donald N. Boyce
Donald N. Boyce
For the Board of Directors

Agreed and Accepted:

/s/ Gregory E. Hyland
Gregory E. Hyland
Chairman, President & Chief Executive Officer